EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140218) pertaining to the Peabody Western-UMWA 401(k) Plan of our report dated June 21, 2012, with respect to the financial statements and schedule of Peabody Western-UMWA 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 21, 2012